EXHIBIT 5

                                [GRAPHIC OMITTED]

                                   SINCE 1842

                                 KUHNS BROTHERS

                                 THE FARM HOUSE

                               558 LIME ROCK ROAD

                          LIME ROCK, CONNECTICUT 06039

Mr. Fu Li

Dalian Fushi Bimetallic Manufacturing Company, Ltd.
City of Dalian
Liaoning Province
People's Republic of China
c/o Chris Bickel

                                                                    May 27, 2005

                                 PROPOSAL LETTER

Mr. Fu:

This proposal letter (the "Proposal") to Dalian Fushi Bimetallic Manufacturing Company, Ltd. with its principal place of business in the city of Dalian located in the Liaoning Province of the People's Republic of China (hereinafter, the "Company"), represents the intentions of Kuhns Brothers, Inc. and its affiliates including for purposes of this transaction Redwood Capital, Inc.("Kuhns Brothers", or the "Firm") with respect to an equity financing including the simultaneous issuance of approximately $11.75 million of corporate equity financing for Company (the "Financing") and the acquisition by Dalian of a public shell listed on an exchange in the United States of America (the "Public Shell") in a reverse takeover merger (altogether with the Financing, the "Transaction").

I.    KUHNS BROTHERS EXPECTS THAT THE TRANSACTION WILL TAKE PLACE AS FOLLOWS:

      o Kuhns Bros. & Co., Inc., a wholly-owned subsidiary of the Firm, will act as the financial advisor (the "Financial Advisor") to the Company with respect to developing the Company's financing plan and structuring and documenting the related Transaction.

      o     The Financial Advisor will structure the Financing.

      o The Financial Advisor will locate and arrange for the purchase by the Company of the Public Shell.

      o Kuhns Brothers Securities Corporation, a wholly-owned broker/dealer subsidiary of the Firm, will act as placement agent (the "Placement Agent") with respect to raising the Financings.

      o Preparations for the Equity Financing, consisting of approximately $11.75 million of Common Stock with attached Warrants, will commence simultaneously with the execution of this Agreement.

      o     The Company's  purchase of the Public Shell,  issuance of the Equity
            Financing   and   reverse   takeover   merger   shall   take   place
            simultaneously.

      o The Transaction, including the Financing, the acquisition of the Public Shell and the other related activities, shall result in the Company's owning approximately 72% of its shares immediately subsequent to the issuance of the Financing and the purchase of the Public Shell.

      o The closing of all aspects of the Transaction (the "Closing") shall take place approximately 90-120 days from the execution by the Company of Kuhns Brothers' engagement agreement as described below, subject to the availability on a timely basis of any and all information required of the Company, including its financial, legal and accounting information.

      o Immediately subsequent to the Closing, the Company shall register the common stock and warrants comprising the Financing with the US Securities and Exchange Commission (the "SEC").

      o Immediately subsequent to the Closing, the Company shall file an application to list its shares on either the American Stock Exchange (the "AMEX") or the National Association of Securities Dealers' Small-Cap Market (the "NASDAQ Small-Cap Market), with the AMEX being the preferred venue.

      o The proposed terms of the Financings are described in more detail in Appendix A to this Proposal (the "Proposed Terms").

II.   THIS PROPOSAL IS SUBJECT TO THE FOLLOWING TERMS AND CONDITIONS:

      o Completion by Kuhns Brothers' personnel, to its sole satisfaction, of due diligence with respect to the Company, including physical inspection of the Company's business and financial information in China.

      o Satisfactory preparation by the Company, with the assistance and direction of Kuhns Brothers, of satisfactory offering materials, including a private placement memorandum (the "PPM"), investor Power Point presentation (the "Investor Presentation"), subscription materials (the "Subscription Booklet") and forms of the bridge notes, the common stock and the warrants comprising the Financings.

      o     The  execution  of  an  engagement   agreement  with  Kuhns  Brother
            substantially   in  the  form  of   Appendix   B  (the   "Engagement
            Agreement").

This Proposal is an expression of intent only by Kuhns Brothers. This Proposal does not give rise to any contractual or legal obligation or commitment of any kind with respect to Kuhns Brothers. The Company and Kuhns Brothers would only create a binding obligation upon the execution of the Engagement Agreement.


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

If the Company is in agreement with the matters discussed herein, please so indicate by executing this Proposal in the space provided below.

                                                 Very truly yours,

                                                 Kuhns Brothers, Inc.

                                                 By: /s/ John D. Kuhns
                                                    ----------------------------
                                                 Title:  Chairman
                                                       -------------------------


Dalian Fushi Bimetallic Manufacturing Company, Ltd

By: /s/ Li Fu
   ----------------------------
Title:  Chairman
      -------------------------

                                   APPENDIX A

                     PROPOSED TERMS OF THE EQUITY FINANCING

Securities to be Sold.........      $11.75  million of Common Stock (the "Common
                                    Stock")  and  attached  warrants to purchase
                                    Common Stock (the  "Warrants");  altogether,
                                    the  Common   Stock  and  the  Warrants  are
                                    hereinafter known as the "Securities".

Investors.....................      Accredited   financial    institutions   and
                                    selected  high-net-worth   individuals  (the
                                    "Investors").

Offering Documentation........      An executive summary  ("Executive  Summary")
                                    and power point  presentation  ("Power Point
                                    Presentation")  issued by the  Company,  and
                                    definitive  term sheet  (the  "Term  Sheet")
                                    negotiated   between  the  Company  and  the
                                    Investors by the Placement Agent.

Financing Documentation.......      Common Stock and Warrant purchase agreements
                                    (the   "Securities   Purchase   Agreement"),
                                    Public Shell purchase agreement (the "Public
                                    Shell  Purchase   Agreement")  and  Investor
                                    subscription  documents  (the  "Subscription
                                    Documents").

Description of Securities.....      Ownership of the Common  Stock  entitles the
                                    holder to vote on all matters brought before the Company, and may pay dividends, payable in cash or shares of Common Stock, at the rate and at times as determined by the Company's Board of Directors. Certain terms of the Securities, including: i) the ratio of Warrants to Common Stock (the "Warrant
                                    Coverage"); ii) the exercise price of the Warrants (the "Exercise Price"); and the period during which the Warrants can be exercised (the "Exercise Period") will be mutually determined by the Company and the Investors and stipulated in the Term Sheet.

Estimated Offering Size.......      $11,700,000

Use of Proceeds...............      Working capital and capital projects.

Registration Rights...........      The Company shall file for the  registration
                                    under  the  Securities  Act of  1933  of all
                                    securities    contained    in   the    Units
                                    ("Registrable Securities") during the period
                                    of  six  to 12  months  after  the  Closing.
                                    Holders    of     Registrable     Securities
                                    ("Holders")   shall   also  have   customary
                                    piggyback rights.


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

Financial Statements..........      The  Company  will  include in the  offering
                                    documents    the     following     Financial
                                    Statements:

                                    Audited financial statements as at and for the years ended December 31, 2004, and unaudited financial statements as at and for the first quarter of 2005 ended March 31, 2005;

                                    In addition, the Company will deliver at the Closing the following Financial Statements:

                                    Unaudited financial statements and as at and for the second quarter of 2005 ended June 30, 2005.

Restrictions on Issuances.....      For a  period  of 12  months  following  the
                                    Closing,   the  Company  and  its  principal
                                    stockholders will not, without prior written consent, issue or sell any securities or rights to acquire securities.

                                   APPENDIX B

                              ENGAGEMENT AGREEMENT

                                [GRAPHIC OMITTED]
                                   Since 1842

                                 KUHNS BROTHERS
                                 THE FARM HOUSE
                               558 LIME ROCK ROAD
                          LIME ROCK, CONNECTICUT 06039

Mr. Fu Li
Chairman & CEO

Dalian Fushi Bimetallic Manufacturing Company, Ltd.
City of Dalian
Liaoning Province
People's Republic of China
c/o Chris Bickel

                                                                    May 27, 2005

               AGREEMENT PROVIDING FOR INVESTMENT BANKING SERVICES

Mr. Fu:

      This  letter  agreement  (the  "Agreement")  is  written  to set forth the understanding and agreement between Kuhns Brothers, Inc. and its related subsidiaries (altogether, "Kuhns Brothers") and Dalian Fushi Bimetallic Manufacturing Company, Ltd. with its principal place of business in the city of Dalian located in the Liaoning Province of the People's Republic of China (hereinafter, the "Company").

      The Company hereby engages Kuhns Brothers on an exclusive basis, initially for the six month period commencing the date hereof, to provide it with investment banking services and Kuhns Brothers hereby accepts such engagement. In the event that as a result of this initial engagement Kuhns Brothers successfully arranges and closing the financings and related merger acquisition described below (the "Closing"), this Agreement will remain in force for a period of two years following the closing of such financing and related transaction.

I.    INVESTMENT BANKING SERVICES

1.    FINANCIAL ADVISORY SERVICES

      Kuhns Brothers, through its subsidiary Kuhns Bros. & Co., Inc. (the "Advisor") and its subsidiary Kuhns Brothers Securities Corporation (the "Placement Agent"), will assist the Company with its current investment banking requirements, including what is presently expected to be an equity financing (the "Equity Financing") including the simultaneous issuance of approximately $11.75 million of corporate equity financing for Company (or things of equivalent value invested in it or its controlled subsidiaries or affiliates) to institutional and high-net-worth individual financial investors ("Financial
Investors") or, at the option of the Company, strategic investors ("Strategic Investors") and the acquisition by the Company of a public shell listed on an exchange in the United States of America (the "Public Shell") in a reverse takeover merger (altogether with the Financings, the "Transaction), such assistance to be provided over the period of this Agreement (altogether, the "Financing"). Kuhns Brothers assistance with respect to the Financing shall be on a best efforts basis.

      With respect to Financial Investors, Kuhns Brothers will provide the following financial advisory and placement agency services relating to the
Financing:

      (i) provide advice regarding the financial structure of the Company or its subsidiaries or any projects or programs undertaken by any of the foregoing; (ii) assist in structuring the Financing with respect to what is usual and standard practice on terms and conditions equivalent for organizations in similar financings; (iii) assist in preparing and documenting the offering memorandum and related materials relating to the Financing; (iv) when the structuring of the Financing has reached an appropriate stage, assist in the process to obtain and execute such Financing; and (v) assist in obtaining and executing such Financing on the most favorable terms and conditions consistent with current market conditions and the nature of and risks inherent in the Company.


      With respect to Strategic Investors, Kuhns Brothers will provide the following services:


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

      (i) assist in the evaluation of a Strategic Investor from a financial point of view; (ii) provide advice and assistance with respect to the form and structure of the transaction involving the Strategic Investor; and, when the structuring of the strategic relationship has reached an appropriate stage, (iii) act as the Company's agent to assist the Company in locating and obtaining, on the most favorable terms and conditions, such Strategic Investors in the form of Company clients, customers or vendors, and assist the parties to enter into sales, vendor, licensing or related strategic agreements. (Such agreements with Strategic Investors, whether they result in a financial investment and or license arrangement, sales or vendor agreement or otherwise, shall also be considered Financing for purposes of this Agreement.)

      Kuhns Brothers shall not be required to undertake duties not reasonably within the scope of the financial advisory services in which it is generally engaged. In performance of its duties, Kuhns Brothers shall provide the Company with the benefits of its best judgment and efforts, but it is understood and acknowledged by the parties that the value of Kuhns Brothers' advice may not be measurable in a quantitative manner. Kuhns Brothers does not guarantee that the Company will receive the valuation for its securities that it desires.

      The Company acknowledges that Kuhns Brothers and its affiliates are in the business of providing financial advisory services of all types contemplated by this Agreement to others. Nothing herein contained shall be construed to limit or restrict Kuhns Brothers or its affiliates in conducting such business with respect to others or rendering such advice to others.

      The Company recognizes and confirms that Kuhns Brothers, in acting pursuant to this Agreement, will be using information in reports and other information provided by third parties, including information provided by or on behalf of the Company. Kuhns Brothers does not assume responsibility for and may rely on, without independent verification, the accuracy and completeness of any such reports and information. The Company hereby warrants that any information relating to the Company that is furnished to Kuhns Brothers by or on behalf of the Company will be accurate and will not contain any material misstatements of fact or omissions. The Company agrees that any information or advice rendered by Kuhns Brothers or its representatives in connection with this Agreement is for confidential use of the Company's Board of Directors, management and employees, as well as attorneys, accountants and other agents of the Company on a need-to-know basis and, except as otherwise required by law, the Company will not, and will not permit any third party to, disclose or otherwise refer to such advice or information in any manner without Kuhns Brothers' prior written consent.

2.    MERGER AND ACQUISITION SERVICES

      Relating to its assistance with respect to the Financing, Kuhns Brothers shall provide the Company with services related to merger and acquisition transactions in the event that at any time during which this Agreement is in place, the Company or any of its affiliates shall enter into any "merger and acquisition transaction" as described below with any party introduced to the Company by Kuhns Brothers, directly or indirectly.

      For purposes of this Agreement, the term "merger and acquisition transaction" means: (i) any merger, consolidation, reorganization or other business combination including strategic partnerships or joint ventures pursuant to which the business or businesses of a third party, including projects, stand-alone assets or technologies, are combined with that of the Company in either a direct ownership, joint venture or strategic alliance fashion; (ii) the acquisition, directly or indirectly, by the Company of all or a substantial portion of the assets or equity of a third party by way of negotiated purchase or otherwise; or (iii) the acquisition, directly or indirectly, by a third party of all or a substantial portion of the assets or equity of the Company by way of negotiated purchase or otherwise (the "Transaction(s)").

      Kuhns Brothers' merger and acquisition services may include, but will not necessarily be limited to:

      (i) Assistance in the identification of businesses, organizations, assets or technologies that may constitute potential Transactions; (ii) assistance in the evaluation of such third parties from a financial point of view; (iii) assistance with respect to the form and structure of the Transaction; (iv) conducting discussions and negotiations regarding a Transaction; and (v) providing other related advice and assistance as the Company may reasonably request in connection with a Transaction.

      The Company acknowledges that Kuhns Brothers and its affiliates are in the business of providing merger and acquisition services (of all types contemplated by this agreement) to others. Nothing herein contained shall be construed to limit or restrict Kuhns Brothers or its affiliates in conducting such business with respect to others or in rendering such advice to others.

3.    STRATEGIC PLANNING SERVICES

      Relating to its assistance with respect to the Financing, Kuhns Brothers shall provide the Company with strategic planning services. Kuhns Brothers strategic planning services shall include, but not be limited to, the following:

      (i) advice regarding the Company's business plan; (ii) advice regarding formation of the Company's corporate goals and their implementation; (iii) advice regarding corporate organization, personnel and the related selection of needed specialty skills; (iv) general corporate documentation preparation and assistance, including services relating to assisting the Company in preparation of its business plan and related materials, including regulatory and filing documentation; (v) assistance regarding preparation and organization of the Company's corporate paperwork.

II.   COMPENSATION

      In consideration of rendering such services, the Company agrees to pay Kuhns Brothers on the following basis:

(I)   FOR FINANCIAL ADVISORY SERVICES--

      (a) a signing fee of $50,000, payable upon the execution of this Agreement;

      (b) a non-refundable documentation fee of $30,000, upon the successful purchase of the Public Shell, payable from the proceeds of the Equity Financing; and

      (c) a purchase fee of $120,000, payable upon the successful purchase of the Public Shell, payable from the proceeds of the Equity Financing; and

      (d) a financing fee, payable upon closing(s) of the Financing, equal to the following percentages of the total Financing value:

                ----------------------------------------------
                CORPORATE FINANCING           FEE
                ----------------------------------------------
                Public equity offering        10.00%, plus
                                              warrants
                ----------------------------------------------
                Exercise   of   Warrants   or 10.00%
                Subscription Rights
                ----------------------------------------------

      With respect to warrants provided as compensation as indicated in the table above, the warrant "coverage", that is the percent of the dollar amount of securities issued for which Kuhns Brothers shall receive warrants to purchase the Company's equity securities, shall be 10%. For example, if the Company issues $1 million of common stock with warrants attached, Kuhns Brothers shall receive a warrant to buy $100,000 of common stock with warrants attached of the Company. Such warrant will have a strike price that is 110% of the price of the equity securities, or underlying equity securities, offered in the Financing, or in the case of compensation not involving a Financing shall be at a strike price that is 100% of the price of the Company's common stock as set by the most recent third party sale, and shall be outstanding for a period of 6 years.

      In connection with our financial advisory services, you agree that if during the period Kuhns Brothers is retained by you a Financing is consummated with a third party, acting either as a Financial Investor or as a Strategic Investor, who was introduced directly or indirectly by Kuhns Brothers ("Introduced Investors"), or if the Company enters into a definitive agreement with Introduced Investors which at any time thereafter results in a Financing, you will pay Kuhns Brothers a financing fee equal to the fees indicated above with respect to such Financing. It is understood that for purposes of this Agreement, Kuhns Brothers shall be deemed to have introduced such Introduced Investors to the Company not only by physical introductions and meetings, but also by arranging or facilitating telephonic or correspondence meetings between the parties, whether or not Kuhns Brothers participated in such meetings, telephone calls or correspondence.


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

      Additionally, if during 2 years from the execution of this contract a Financing is consummated with a third party not introduced to the Company by Kuhns Brothers, Kuhns Brothers will be paid a fee equal to 50% of its compensation due pursuant to the language above.

      Notwithstanding anything contained herein, Kuhns Brothers' fees payable in connection with a Financing shall be paid at the level of the compensation table above at any time as there is a closing of the Financing or Transaction, or tranche of the Financing or Transaction, or finalization of related documentation or purchase of a Public Shell (the "Closings"), and at the option of Kuhns Brothers, shall be paid in cash or in the securities of the Company being offered in the Financing.

      In the event that Kuhns Brothers is successful in raising the Financing, but the Company declines to accept the Financing, Kuhns Brothers will be paid a fee equal to 50% of its compensation due pursuant to the language above.

(II)  FOR MERGER AND ACQUISITION SERVICES--

      (a) a merger and acquisition fee equal to the "Lehman Formula" based on $5 million increments, that is, 5% of the first $5 million, 4% of the second $5 million, etc., of the consideration paid in the Transaction, or the Lehman Formula of the equity value of the organization being acquired, at the option of Kuhns Brothers.

            In the event that Kuhns Brothers is involved in both merger and acquisition services and financial advisory services with respect to a Transaction, Kuhns Brothers shall be paid for each service.

      For purpose of this Agreement, "consideration" means the aggregate value, whether in cash, securities, assumption (or purchase subject to) of debt or liabilities (including, without limitation, indebtedness for borrowed money, pension liabilities or guarantees) or other property, obligations or services, paid or payable directly or indirectly (in escrow or otherwise) or otherwise assumed in connection with a Transaction, or the net present value of the estimated benefits to the Company of any joint venture, licensing or marketing agreement ("Consideration"). The value of Consideration shall be determined as follows:


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

      (a) the value of securities, liabilities, obligations, property and services shall be the fair market value as shall mutually be agreed upon at the date of the closing of the Transaction;

      (b) the value of indebtedness, including indebtedness assumed, shall be the face amount; and/or

      (c) the net present value of the estimated benefits to the Company of any joint venture, licensing or marketing agreement, as mutually determined by the parties. If the parties cannot come to such mutual determination, the net present value described above shall be determined by arbitration.

      If the Consideration payable in a Transaction includes contingent payments to be calculated by reference to uncertain future occurrences, such as future financial or business performance, then any fees of Kuhns Brothers relating to such Consideration shall be payable at the time of the receipt of such Consideration.

      The Company acknowledges that Kuhns Brothers and its affiliates are in the business of providing merger and acquisition services (of all types contemplated by this Agreement) to others. Nothing herein contained shall be construed to limit or restrict Kuhns Brothers or its affiliates in conducting such business with respect to others or in rendering such advice to others.

      The Company also acknowledges that Kuhns Brothers and its affiliates have or may have ownership interests in businesses, assets or technologies identified by them or others to the Company as potential Transactions. Nothing herein contained shall be construed to limit or restrict the ability of Kuhns Brothers or its affiliates to be compensated for its ownership interest in such a Transaction on a basis separate and apart from the compensation described herein.

      In connection with our merger and acquisition services, you agree that if during the period Kuhns Brothers is retained by you, a Transaction is consummated with a third party introduced by Kuhns Brothers or the Company enters into a definitive agreement with a third party introduced by Kuhns
Brothers  which  at  any  time  thereafter  results  in  a  Transaction  ("Third
Parties"), you will pay Kuhns Brothers a transaction fee equal to the Lehman Formula times the Consideration.

      It is understood that for purposes of this Agreement, Kuhns Brothers shall be deemed to have introduced such Third Parties to the Company not only by physical introductions and meetings, but also by arranging or facilitating telephonic or correspondence meetings between the parties, whether or not Kuhns Brothers participated in such meetings, telephone calls or correspondence.

      Additionally, if during the period Kuhns Brothers is retained by you, a Transaction is consummated with a third party not introduced to the Company by Kuhns Brothers, Kuhns will be paid a fee equal to 50% of its compensation due pursuant to the language above.

(III) FOR STRATEGIC PLANNING SERVICES--

      Upon execution of this Agreement:

      (a) commencing on upon the closing(s) of the Financing, a non-refundable monthly retainer of $10,000 per month will be paid to Kuhns Brothers in arrears for work performed in this Agreement prior to the closing(s) of the Financing; and

      (b) commencing upon the closing(s) of the Financing , a non-refundable monthly retainer of $10,000 per month, payable on the first of the month, will be paid to Kuhns Brothers for 24 months for strategic and financial advisory services.

(IV)  FOR EXPENSES--

      (a) the Company shall pay directly the reasonable expenses incurred by Kuhns Brothers in relation to the Financing, including expenses related to Kuhns Brothers' due diligence, and shall reimburse Kuhns Brothers for any expenses reasonably incurred by it related to the Financing, subject to such expenses being authorized in advance by the Company (including, without limitation, reasonable professional and reasonable legal fees and disbursements incurred by Kuhns Brothers in connection with its engagement hereunder with respect to services to be rendered by it, as well as any such fees or expenses reasonably incurred directly by personnel of Kuhns Brothers or its agents or representatives in connection with work on behalf of the Company).

      (b) In the event the Financing does not close due to a material misrepresentation by the Company that is discovered during the due diligence process, the Company will reimburse Kuhns Brothers for its out of pocket expenses, plus a breakage fee of $50,000.

      All compensation and expenses will be reimbursed to Kuhns Brothers via wire transfer. The Firm's wiring instructions are attached as Schedule A.

III.  RIGHT TO BOARD PARTICIPATION OR OBSERVER STATUS

      Kuhns Brothers has the right, in its sole discretion, to name a representative to the Company's board of directors during the time of this Agreement and for such period of time after the termination of this Agreement as any Financial or Strategic Investor introduced by Kuhns Brothers owns 5% or more of the Company's common stock. In its sole discretion, Kuhns Brothers may not exercise its board participation right, but shall instead choose to be named an Observer to the Company's board of directors. Observer status, if exercised, shall entitle Kuhns Brothers to be present at all board meetings, including physical and telephonic sessions, as well as to receive all information provided to the Company's board members for such meetings; Observer status shall not enable Kuhns Brothers to vote or otherwise participate at such board meetings.

IV.   RIGHT TO SUB-CONTRACT OR SYNDICATE

      Kuhns Brothers has the right, in its sole discretion, to sub-contract any of its rights to provide services hereunder to qualified third parties in its sole discretion, so long as Kuhns Brothers remains the prime contractor of such services to the Company. Kuhns Brothers has the right to enter into any finder, inter dealer or syndication agreements with qualified parties with respect to placing and arranging the Financing.

V.    ADDITIONAL INVESTMENT BANKING SERVICES

      The Company agrees that Kuhns Brothers shall have the right, but not the obligation, which right is exercisable in Kuhns Brothers' sole discretion, to provide investment banking services to the Company on an irrevocable preferential right of refusal basis to provide such services in relation to the Company's financing for the term this Agreement and such additional period of time as may be necessary to complete any project or Transaction already commenced pursuant to the Company's written request or engagement of Kuhns Brothers prior to the expiration of such 2 year period. Such services may include underwriting and acting as a placement agent for the Company's securities on a lead-managed or co-managed basis and providing other financial advisory services. Such right shall terminate with respect to any transaction or service if the Company shall request Kuhns Brothers to lead such transaction or to provide such service and Kuhns Brothers shall fail to notify the Company within fifteen (15) days thereafter that Kuhns Brothers will accept the engagement. In the event that Kuhns Brothers agrees to provide such investment banking services, Kuhns Brothers shall be paid as described in paragraph II above. The remaining terms of such engagement shall be contained in specific engagement agreements relating to the specific transaction. Notwithstanding the above or any oral representations or assurances previously or subsequently made by the parties, this Agreement does not constitute a commitment by or obligation of Kuhns Brothers to act as underwriter or placement agent in connection with any future offering of the Company's corporate securities. Such a commitment on the part of Kuhns Brothers will exist only upon the execution of a final, written engagement agreement and then only in accordance with the terms and conditions thereof. In any event, Kuhns Brothers may determine in its sole discretion, for any reason (including, without limitation, the results of its due diligence investigation, a material change in the Company's financial condition; business or prospects, the lack of appropriate internal Kuhns
Brothers committee approvals or then current market conditions) not to participate in such an offering of the Company's securities. In the event that Kuhns Brothers, with respect to any particular transaction, elects not to provide investment banking or financial advisory services to the Company, nothing contained herein shall be deemed to prevent the Company from utilizing the services of another investment banking firm for such transaction, but such retention of another investment banking firm shall be without prejudice to Kuhns Brothers' rights hereunder with respect to subsequent transactions.

      Upon the successful execution of the Financing, Transaction or any publicly traded equity or debt capital markets transaction lead or co-managed by Kuhns Brothers, Kuhns Brothers, in accordance with its customary practices, will provide market making and research services to investors in the securities of the Company (subject, however, to the Company's continuation of its engagement of Kuhns Brothers as a financial advisor pursuant to the terms of this Agreement) for a period of two years following the closing of such financing and related transaction, and subject to the Firm's customary right not to make a market in such securities at any time or to suspend research coverage).

      For the purpose of this agreement, "cause" means the failure by Kuhns Brothers to perform in a material respect its obligations hereunder in accordance with the skill and diligence normally provided by recognized investment banking companies; provided, however, that the Company shall first give Kuhns Brothers reasonable prior written notice (a minimum of fifteen days notice) of the Company's intent to terminate the engagement (such notice to specify in reasonable detail the facts alleged to give rise to the Company's right to terminate for cause) and shall have provided Kuhns Brothers a reasonable opportunity to cure by performing such obligations (the reasonableness of such opportunity to be measured not only by Kuhns Brothers' ability to perform during such period but also by the adverse effect on the Company resulting from providing such additional period to enable Kuhns Brothers to perform).

VI.   INDEMNIFICATION

      The Company shall indemnify Kuhns Brothers and hold it harmless against any and all losses, claims, damages or liabilities to which Kuhns Brothers may become subject arising in any manner out of or in connection with the rendering of service by Kuhns Brothers hereunder, unless it is finally judicially determined that such losses, claims, damages or liabilities resulted from the gross negligence, bad faith and willful misconduct of Kuhns Brothers.

      The Company shall reimburse Kuhns Brothers promptly for any legal or other expenses reasonably incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, or otherwise relating to, any lawsuits, investigations, claims or other proceedings arising in any manner out of or in connection with the rendering of services by Kuhns Brothers hereunder (including without limitation, in connection with the enforcement of this Agreement and the indemnification obligations set forth herein); provided, however, that in the event of a final judicial determination is made to the effect specified above, Kuhns Brothers will remit to the Company any amounts reimbursed under such paragraph.

      The Company agrees that the indemnification and reimbursement commitments set forth in this paragraph shall apply if either the Company or Kuhns Brothers is a formal party to any such lawsuits, claims or other proceedings and that such commitments shall extend upon the terms set forth in this paragraph to any controlling person, affiliate, director, officer, employee, or agent of Kuhns Brothers (each, with Kuhns Brothers, an "Indemnified Person"). The Company further agrees that, without Kuhns Brothers' prior written consent, which consent will not be unreasonably withheld, it will not enter into any settlement of a lawsuit, claim or any other proceeding arising out of the transactions contemplated by this Agreement unless such settlement includes an implicit and unconditional release from the party bringing such lawsuit, claim or other proceeding of all Indemnified Persons.

      The Company further agrees that the Indemnified Persons are entitled to retain separate counsel of their choice in connection with any matters in respect of which Indemnification, reimbursement or contribution may be sought under this Agreement. Fees for counsel will be payable only if management and counsel to the Company have has been consulted and allowed to participate fully in the selection of reasonable and appropriate counsel to the Indemnified Person(s). Each Indemnified person shall give notice to the Company within thirty (30) days of the assertion against such Indemnified Person of any claim or the commencement of any action or proceeding relating to any foregoing, provided further that if the Indemnified person fails to notify the Company, then the Company shall be relieved of any liability that it may have to such Indemnified Person as to such claim hereunder.

      The Company and Kuhns Brothers agree that if any indemnification or reimbursement sought pursuant to the preceding paragraph is judicially determined to be unavailable for a reason other than the gross negligence, bad faith or willful misconduct of Kuhns Brothers, then whether or not Kuhns
Brothers is the Indemnified Person, the Company and Kuhns Brothers shall contribute to the losses, claims, damages, liabilities and expenses for which such indemnification or reimbursement is held unavailable (i) in such proportion as is appropriate to reflect the relative benefits to the Company on the one hand, and Kuhns Brothers on the other hand, in connection with the transactions to which such indemnification or reimbursement relates, or (ii) if the allocation provided by clause (i) above is judicially determined not to be permitted, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative faults of the Company on the one hand, and Kuhns Brothers on the other hand, as well as any other equitable considerations; provided, however, that in no event shall the amount to be contributed by Kuhns Brothers pursuant to this paragraph exceed the amount of the fees actually received by Kuhns Brothers hereunder.

VII.  MISCELLANEOUS

      Except as contemplated by the terms hereof or subpoena issued by a court of competent jurisdiction, Kuhns Brothers shall keep confidential all non-public information provided to it by the Company, and shall not disclose such information to any third party, other than such of its employees and advisors as Kuhns Brothers determines to have a need to know.

      Except as required by applicable law, any advice to be provided by Kuhns Brothers under this Agreement shall not be disclosed publicly or made available to any third parties without the prior approval by Kuhns Brothers, and accordingly such advice shall not be relied upon by any person or entity other than the Company.

      The term of Kuhns Brothers' engagement hereunder shall extend from the date hereof until terminated as set forth below. Subject to the provisions of this Agreement that shall survive any termination or expiration of the understanding between the parties, either party may terminate Kuhns Brothers' engagement hereunder at any time by giving the other party at least 10 days written notice.

      The Company agrees that Kuhns Brothers has the right to place advertisements in financial and other newspapers and journals describing the Company's Financing and Kuhns Brothers' related services to the Company hereunder, provided that Kuhns Brothers will submit a copy of any such advertisements to the Company for its prior approval, which approval shall not be unreasonably withheld.

      Nothing in this Agreement, expressed or implied, is intended to confer or does it confer on any person or entity other than the parties hereto or their respective successors and assigns, and to the extent expressly set forth herein, the Indemnified Persons, any rights or remedies under or by reason of this Agreement or as a result of the services to be rendered by Kuhns Brothers hereunder.

      Neither the execution and delivery of this letter Agreement by the Company nor the consummation of the transactions contemplated hereby will, directly or indirectly, with or without the giving of notice or lapse of time, or both: (i) violate any provisions of the Certificate of Incorporation or By-laws of the Company; or (ii) violate, or be in conflict with, or constitute a default under, any agreement, lease, mortgage, debt or obligation of the Company or require the payment, any pre-payment or other penalty with respect thereto.

      The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

      This Agreement may not be amended or modified except in writing signed by each of the parties and shall be governed by and construed and enforced in accordance with the laws of the State of Connecticut. The Company and Kuhns Brothers hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Connecticut and of the

United States District Courts located in Connecticut for any lawsuits, actions or other proceedings arising out of or relating to this Agreement and agree not to commence any such lawsuit, action or other proceeding except in such courts. The Company further agrees that service of any process, summons, notice or document by mail, return receipt requested, to the Company's address set forth above shall be effective service of process for any lawsuit, action or other proceeding brought against the Company in any such court. The Company and Kuhns Brothers hereby irrevocably and unconditionally waive any objection to the laying of venue of any lawsuit, action or other proceeding arising out of or relating to this Agreement in the courts of the State of Connecticut or the United States District Courts located in the State of Connecticut, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such lawsuit, action or other proceeding brought in any such court has been brought in an inconvenient forum. Any right to trial by jury with respect to any lawsuit, claim or other proceeding arising out of or relating to this Agreement or the services to be rendered by Kuhns Brothers hereunder is expressly and irrevocably waived.

      This agreement is subject to the approval of the board of directors of both companies.

      If the foregoing correctly sets forth the understanding and agreement between Kuhns Brothers and the Company, please so indicate in the space provided for that purpose below, whereupon this letter shall constitute a binding agreement as of the date hereof.

                                                 Kuhns Brothers, Inc.

                                                 By:   /s/ John D. Kuhns
                                                    ------------------------
                                                    Name:  John D. Kuhns
                                                    Title: Chairman

AGREED:

By:    /s/ Li Fu
   -----------------------------------
    Name:  Li Fu
    Title: Chairman of the Board
    Dalian Fushi Bimetallic Manufacturing Company, Ltd

                                   SCHEDULE A

KUHNS BROTHERS ELECTRONIC WIRE TRANSFER INSTRUCTIONS

Please wire funds to:

Bank:  National Iron Bank
       195 Main Street
       Salisbury, Connecticut
Telephone: (860) 435-2581
Account:  Kuhns Brothers, Inc.
Account #:  38718
ABA#:  011102638


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